As filed with the Securities and Exchange Commission on May 6, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

HAWAIIAN ELECTRIC INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Hawaii (State or other jurisdiction of incorporation or organization)	99-0208097 (I.R.S. Employer Identification No.)
900 Richards Street, Honolulu, Hawaii 96813 (808) 543-5662
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

AMERICAN SAVINGS BANK 401(K) PLAN
(Full title of the plan)
JAMES A. AJELLO
Senior Financial Vice President, Treasurer and Chief Financial Officer
900 Richards Street, Honolulu, Hawaii 96813
(808) 543-5641
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of communications to:
DAVID J. REBER, ESQ.
Goodsill Anderson Quinn & Stifel LLP
P. O. Box 3196
Honolulu, Hawaii 96801
(808) 547-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum	Amount of
Title of securities		offering price	aggregate offering	registration fee
to be registered	Amount to be registered (1)	per share (2)	price (2)	(2)
Common Stock (without par value)	1,000,000	$15.43	$15,430,000	$861

(1)	The maximum number of securities purported to be registered by this registration statement is subject to adjustment in accordance with certain anti-dilution and other provisions of the American Savings Bank 401(k) Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, this registration statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any anti-dilution and other provisions. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)	Pursuant to Rule 457(h) of the Securities Act of 1933, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is based on the average of the high and low sale prices of the registrant’s Common Stock (without par value) on the New York Stock Exchange on May 1, 2009.

EXPLANATORY NOTE
     The 1,000,000 shares of Common Stock (without par value) of Hawaiian Electric Industries, Inc. (“HEI” or the “Company”) being registered pursuant to this Registration Statement are designated exclusively for investment by the American Savings Bank 401(k) Plan (the “ASB Plan”) for the benefit of eligible employees and former employees of American Savings Bank, F.S.B. (the “Bank”) and its subsidiaries and their beneficiaries. The ASB Plan has been established by the Bank, an indirect wholly-owned subsidiary of HEI.
PART I
INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS
     The document(s) containing information specified in Part I of the registration statement will be sent or given, without charge, to participants in the ASB Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be filed with the Commission and are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof) a prospectus (the “Prospectus”) that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by the Company with the Commission are incorporated by reference herein:
(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

(c)	The Company’s Current Reports on Form 8-K filed on January 26, 2009, January 30, 2009, February 17, 2009, February 20, 2009, April 15, 2009, April 30, 2009 and May 6, 2009 (other than the portions of those documents furnished or otherwise not deemed to be filed); and

(d)	The description of the Company’s Common Stock contained in the Registration Statement for such common stock filed under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in past and future amendments thereto and in those portions of periodic reports filed under the Exchange Act for the purpose of updating such description, as such description was most recently updated in the Current Report on Form 8-K filed on May 6, 2009; and

(e)	Annual Reports on Form 11-K subsequently filed by the ASB Plan.
     All reports or other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, other than portions of those reports or documents that are furnished or otherwise not deemed filed, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing thereof. Any statement contained herein or in a report or other document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.

Item 6. Indemnification of Directors and Officers.
     The Amended and Restated Articles of Incorporation of HEI provide that HEI will indemnify any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding to which such person is a party or is threatened to be made a party by reason of being or having been a director, officer, employee or agent of HEI, provided that such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of HEI, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. With respect to an action brought by or in the right of HEI in which such person is adjudged to be liable for negligence or misconduct in the performance of that person’s duty to HEI, indemnification may be made only to the extent deemed fair and reasonable in view of all the circumstances of the case by the court in which the action was brought or any other court having jurisdiction. The indemnification provisions in the Amended and Restated Articles of Incorporation were authorized at the time of their adoption by the applicable provisions of the Hawaii Revised Statutes, and substantially similar authorizing provisions are currently set forth in Section 414-242 of the Hawaii Revised Statutes.
     At HEI’s annual meeting of stockholders held on April 18, 1989, the stockholders adopted a proposal authorizing HEI to enter into written indemnity agreements with its officers and directors. Pursuant to such authority, HEI has entered into agreements of indemnity with certain of its officers and directors. The agreements provide for mandatory indemnification of officers and directors to the fullest extent authorized or permitted by law, which could among other things protect officers and directors from certain liabilities under the Securities Act. Indemnification under the agreements may be provided without a prior determination that an officer or director acted in good faith or in the best interests of HEI, and without prior court approval of indemnification of an officer or director adjudicated liable in a shareholders’ derivative action. The agreements provide for indemnification against expenses (including attorneys’ fees), judgments, fines and settlement amounts in connection with any action by or in the right of HEI.
     The ASB Plan document requires the Bank and any other participating employers in the ASB Plan to indemnify, defend and hold harmless the members of the fiduciary committees overseeing the ASB Plan’s administration and investments from all claims, losses, damages, expenses and liabilities arising, directly or indirectly, from their responsibilities in connection with the ASB Plan, except where any such liability is judicially determined to be the result of willful misconduct. Members of the fiduciary committees covered by this indemnification include HEI’s Principal Executive Officer and Principal Financial Officer and other executive officers of HEI and its subsidiaries.
     Under a directors’ and officers’ liability insurance policy, directors and officers are insured against certain liabilities, including certain liabilities under the Securities Act.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The following exhibits are filed herewith (*) or incorporated by reference:

3(i)	HEI’s Amended and Restated Articles of Incorporation (filed as Exhibit 3(i) to Current Report on Form 8-K filed May 6, 2009, File No. 1-8503).

3(ii)	HEI’s Amended and Restated Bylaws (filed as Exhibit 3(ii) to HEI’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, File No. 1-8503).

*4	American Savings Bank 401(k) Plan.

*5	Opinion of Goodsill Anderson Quinn & Stifel LLP regarding legality of the securities being registered (including consent).

*23.1	Consent of KPMG LLP.

*23.2	Consent of Goodsill Anderson Quinn & Stifel LLP (included in its opinion filed as Exhibit 5 hereto).

*24	Power of Attorney.
     In lieu of filing an opinion of counsel concerning compliance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or an Internal Revenue Service (“IRS”) determination letter as an exhibit hereto, registrant undertakes to cause the Bank to submit the ASB Plan and any amendment thereto to the IRS in a timely manner and to cause the Bank to make all changes reasonably required by the IRS in order to qualify the ASB Plan.
Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
Provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act and any filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Honolulu, State of Hawaii, on this 5th day of May, 2009.

HAWAIIAN ELECTRIC INDUSTRIES, INC.
By	/s/ James A. Ajello
James A. Ajello
Senior Financial Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer)

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Constance H. Lau* Constance H. Lau	President, Chief Executive Officer and Director (Principal Executive Officer)	May 5, 2009

/s/ James A. Ajello James A. Ajello	Senior Financial Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer)	May 5, 2009

/s/ Curtis Y. Harada* Curtis Y. Harada	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	May 5, 2009

/s/ Jeffrey N. Watanabe* Jeffrey N. Watanabe	Chairman of the Board and Director	May 5, 2009

/s/ Don E. Carroll* Don E. Carroll	Director	May 5, 2009

/s/ Shirley J. Daniel* Shirley J. Daniel	Director	May 5, 2009

/s/ Thomas B. Fargo* Thomas B. Fargo	Director	May 5, 2009

/s/ Richard W. Gushman, II* Richard W. Gushman, II	Director	May 5, 2009

/s/ Victor H. Li* Victor H. Li	Director	May 5, 2009

/s/ A. Maurice Myers* A. Maurice Myers	Director	May 5, 2009

Signatures	Title	Date

/s/ Diane J. Plotts* Diane J. Plotts	Director	May 5, 2009

/s/ James K. Scott* James K. Scott	Director	May 5, 2009

/s/ Kelvin H. Taketa* Kelvin H. Taketa	Director	May 5, 2009

/s/ Barry K. Taniguchi* Barry K. Taniguchi	Director	May 5, 2009

*By /s/ James A. Ajello James A. Ajello For himself and as Attorney-in-Fact for the above mentioned officers and directors

Exhibit Index
The exhibits designated by an (*) are filed herein. The exhibits not so designated are incorporated by reference to the indicated filing.

Exhibit
Number	Description

3(i)	HEI’s Amended and Restated Articles of Incorporation (filed as Exhibit 3(i) to Current Report on Form 8-K filed May 6, 2009, File No. 1-8503).

3(ii)	HEI’s Amended and Restated Bylaws (filed as Exhibit 3(ii) to HEI’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, File No. 1-8503).

*4	American Savings Bank 401(k) Plan.

*5	Opinion of Goodsill Anderson Quinn & Stifel LLP regarding legality of the securities being registered (including consent).

*23.1	Consent of KPMG LLP.

*23.2	Consent of Goodsill Anderson Quinn & Stifel LLP (included in its opinion filed as Exhibit 5 hereto).

*24	Power of Attorney.